EXHIBIT 99.1

FOR IMMEDIATE RELEASE January 30, 2025 F&M Bank Corp. OTCQX: FMBM	FOR MORE INFORMATION, CONTACT Lisa F. Campbell | EVP | Chief Financial Officer 540-896-1705 fmbankva.com

F&M BANK CORP. REPORTS YEAR-END AND
FOURTH QUARTER 2024 EARNINGS AND QUARTERLY DIVIDEND

Strategic initiatives established in 2023 drive strong results for 2024.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / January 30, 2025 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the quarter and year ended December 31, 2024.

Net income was $2.3 million or $0.64 per share for the quarter ended December 31, 2024, bringing net income for the year to $7.3 million or $2.07 per share, a 163% increase over net income of $2.8 million, or $0.80 reported for the year ended December 31, 2023.

At December 31, 2024, the Company had total assets of $1.30 billion, total loans of $839.9 million, and total deposits of $1.20 billion. This reflects growth of $17.9 million, or 2%, in total loans and $61.9 million, or 5%, in total deposits since year-end 2023.

“The past year was one of solid performance for F&M,” said CEO Mike Wilkerson. “In 2024, we had a full year in which to continue to execute on the strategic initiatives we put in place in mid-2023, a full year to benefit from the potential that these initiatives represent for the Company. I am more than pleased to share these results, I am proud to do so. I am proud because I know the hard work and commitment it took to achieve them. The time, effort and energy put forth by the members of our executive team in the disciplined management of our balance sheet and the commitment by all F&M Bank team members in meeting the financial needs of our customers and communities are to be commended. Three business lines that showed remarkable improvement in 2024 are Wealth Management, F&M Mortgage, and VS Title. We look forward to seeing how they, and others, build on their success in the coming year.

“The ongoing reinvestment of maturities and cashflows from our securities portfolio into higher yielding investments and loans, along with our strong control of operational expenses, were the key drivers of our net income growth. We saw positive results with controllable operational expenses and maintained loan quality by focusing on safety and soundness. These 2024 results provide the momentum we need for continued growth and an even better outlook in 2025.

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“One of our primary goals is to support the growth of the communities we serve. We do that through lending to businesses and individuals. Our financial strength and liquidity provide the capacity to make loans in 2025 and beyond to meet the needs in our communities.

“In closing, we remain committed to our number one priority, which is to generate sufficient and sustainable profit. We thank our shareholders for believing in and investing in our Company. We couldn’t do this without their support.”

FOURTH QUARTER INCOME STATEMENT REVIEW

Overview

Net income for fourth quarter 2024 was $2.3 million or $0.64 per share. Return on average assets was 0.67% and return on average equity was 10.17%. This is an increase of $1.5 million or $0.41 per share over third quarter 2024 and is attributable to higher net interest income, which increased $618,000, and lower noninterest expenses, which declined $1.5 million. Noninterest expenses in the prior quarter included $193,000 in severance expenses related to a former bank officer and $737,000 resulting from an external bank fraud, which had a combined after-tax impact of $734,000. During the fourth quarter, we received $500,000 in insurance proceeds related to the external fraud reported in the previous quarter.

Net Interest Income

For fourth quarter 2024, net interest income totaled $9.1 million, an increase of $618,000 from third quarter 2024, as interest income grew by $606,000, while interest expense declined by $12,000. Interest income benefited from higher average balances in cash and loans. The decrease in interest expense is due to lower average balances on short-term borrowings, which were repaid during the fourth quarter. The Bank’s net interest margin increased by 14 basis points to 2.91% on a linked quarter basis as the earning asset yield grew by 12 basis points to 5.41%, while the cost of funds declined 2 basis points to 2.52%.

Provision for Credit Losses

During fourth quarter, the Bank recorded a provision for credit losses of $1.1 million, an increase of $173,000 over the prior quarter. The portion of the provision related to loans outstanding was $1.0 million and resulted from loan growth of $9.2 million, quarterly net charge offs of $934,000, and adjustments to the Allowance for Credit Losses on Loans (“ACLL”) model. These adjustments involved changes to the qualitative factor for economic conditions based on changes in the economic forecast during the year, adjusting the loan volume qualitative factor for certain segments based on changes in loan volume, and increasing the past due qualitative factor for some segments based on changes in past due trends. During the quarter, the provision for unfunded commitments was $40,000.

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Noninterest Income

Noninterest income, which includes gains and losses, totaled $2.7 million for fourth quarter, which was a decrease of $66,000 from the prior quarter. The decline was driven by decreases of $86,000 in title insurance income and $13,000 in other operating income that were offset by an increase of $29,000 in card services and interchange income. The remaining categories of noninterest income combined for a linked quarter increase of $4,000.

Noninterest Expenses

Noninterest expenses totaled $8.2 million for fourth quarter 2024, compared to $9.7 million in third quarter, a decrease of $1.5 million. The majority of the improvement is due to the fourth quarter receipt of $500,000 in insurance proceeds related to the third quarter external fraud event. When combined with the expense incurred in the third quarter for the external fraud event this resulted in an overall decrease of $1.3 million in other operating expenses. Salary expense declined by $346,000, largely due to the third quarter severance expense related to a former bank officer. Employee benefits expense was $274,000 lower due to lower health insurance expenses. The decreases were offset by increases of $221,000 in legal and professional fees and $235,000 in telecommunications and data processing expenses. The remaining categories combined to decrease noninterest expenses by $33,000.

YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net income for the year ended December 31, 2024, was $7.3 million or $2.07 per share, compared to $2.8 million or $0.80 per share for 2023. The year-to-date return on average assets was 0.55% and return on average equity was 8.86%, both of which are higher than the ratios reported for the prior year. The improvement in net income resulted from a combination of a decrease of $4.3 million in noninterest expenses, an increase in net interest income of $2.2 million, and an increase in noninterest income of $649,000, which were offset by an increase in the provision for credit losses of $1.3 million and an increase of $1.4 million in income tax expense.

Net Interest Income

Net interest income totaled $33.9 million for 2024, an increase of $2.2 million from 2023, as an $8.1 million increase in interest income outpaced a $5.8 million increase in interest expense. Net interest margin increased by 7 basis points to 2.77%. Higher loan balances and the repricing of adjustable-rate loans contributed to an increase of $6.8 million in loan interest income, and income from cash and securities increased $1.2 million due to higher average balances of federal funds sold in 2024. As a result, the yield on earning assets increased by 46 basis points to 5.27%. Higher rates paid on time deposits coupled with growth in that deposit category resulted in an increase of $7.0 million in deposit interest expense. The increase in deposit interest expense was offset by lower interest expense on short-term borrowings, which declined by $1.2 million due to the gradual paydown of Federal Home Loan Bank (“FHLB”) advances during the year. The cost of funds for the year was 2.51%, which was 38 basis points higher than 2023.

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Provision for Credit Losses

In 2024, the provision for credit losses was $2.3 million, compared to $1.0 million for 2023. The provision was the result of loan growth of $17.9 million and net charge-offs totaling $2.6 million, which were partially offset by the release of $608,000 in reserves related to improvement in the collateral value of a $2.8 million individually analyzed loan relationship that no longer requires a reserve. There were also changes to the qualitative factors including an adjustment to the qualitative factor for economic conditions based on changes in the economic forecast during the year, adjusting the loan volume qualitative factor for certain segments based on changes in loan volume, and increasing the past due qualitative factor for some segments based on changes in past due trends.

Noninterest Income

Noninterest income, including gains and losses, totaled $10.8 million for the year ended December 31, 2024, which was an increase of $649,000 from the year ended December 31, 2023. Nearly every category of noninterest income increased from 2023 to 2024. Service charges on deposit accounts grew by $164,000. Investment and insurance services income increased by $459,000 as a result of new client referrals and the wealth management team’s proactive business development strategy to meet with existing clients and conduct relationship reviews. This resulted in increasing assets under management for existing clients and the acquisition of new relationships. Higher production boosted both mortgage banking income and title insurance income which grew by $517,000 and $155,000, respectively. Card services and interchange income increased by $80,000 and the loss on low-income housing investments declined by $35,000. Income from bank owned life insurance declined by $410,000 due to gains received in 2023, and other operating income declined by $119,000. Also in 2023, the Company received a milestone gain of $232,000 from the 2022 sale of its partnership interest in Infinex.

Noninterest Expenses

Noninterest expenses totaled $34.4 million in 2024, compared to $38.8 million in 2023, a decrease of $4.3 million. Salary expense declined by $3.5 million as severance expenses incurred in 2023 related to former bank officers and the voluntary early retirement program combined with the associated cost savings in 2024. Employee benefits expense declined by $1.1 million due to a combination of the voluntary early retirement program, $577,000 in gains from lump sum pension distributions, and a reduction of $450,000 in health insurance expense due to better than projected group health insurance claims. There were declines of $355,000 in advertising expenses, $149,000 in other operating expenses, $129,000 in ATM and check card fees, $84,000 in directors’ fees, and $20,000 in expense related to other real estate owned. There were increases of $377,000 in telecommunications and data processing expenses, $251,000 in FDIC insurance expense, $152,000 in occupancy and equipment expenses, $117,000 in legal and professional fees expenses and $143,000 in bank franchise tax expense.

BALANCE SHEET REVIEW

On December 31, 2024, assets totaled $1.30 billion, an increase of $7.4 million over December 31, 2023. Total loans increased by $17.9 million to $839.9 million, including increases of $24.1 million in commercial and industrial loans, $13.8 million in residential mortgage loans and $10.5 million in other construction and land development loans. The automobile loan segment declined by $18.7 million and commercial real estate loans declined by $14.2 million. The remaining segments increased by a combined $2.4 million.

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Investment securities decreased by $43.7 million as $90.9 million in bond maturities and paydowns on U.S. Agency mortgage-backed securities were offset by purchases of $45.7 million. Other changes included a decrease of $2.7 million in other investments, a net premium amortization of $755,000, and a $5.0 million improvement in the unrealized loss on the bond portfolio. During 2024, the unrealized loss in the securities portfolio declined from $40.2 million to $35.2 million.

Total deposits on December 31, 2024, were $1.20 billion, an increase of $61.9 million from the end of 2023, due to growth of $65.8 million in interest bearing deposits, specifically time deposits, and a decrease of $4.0 million in noninterest bearing deposits. At December 31, 2024, 11.03% of the Bank’s total deposits were uninsured.

Shareholders’ equity increased by $7.8 million to $86.1 million due to $7.3 million in net income, $3.6 million in other comprehensive income, $314,000 in shares issued, and $226,000 in stock-based compensation. These increases were offset by dividends paid totaling $3.6 million. Tangible book value per common share has increased from $21.551 at December 31, 2023 to $23.53 at December 31, 2024. Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the footnotes to the table accompanying this release.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $243.0 million at December 31, 2024, up from $178.0 million at December 31, 2023.

As of December 31, 2024, the Bank had access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million. The Bank also had a secured line of credit with the FHLB with available credit of $172.7 million as of December 31, 2024. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios. The Bank also pledged securities with a collateral value of $143.9 million to the Federal Reserve Bank discount window which may be used for overnight borrowings.

The Bank is scheduled to receive $69.8 million from bond paydowns and maturities in 2025, which can be used to fund future loan growth and for other purposes.

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LOAN PORTFOLIO

The Company’s loan portfolio is diversified, with its largest segment being residential mortgage loans originated through its subsidiary F&M Mortgage that totals $219.2 million and represents 26.10% of total loans. Total commercial real estate loans, both owner and non-owner occupied, constitute $184.4 million or 21.95% of the loan portfolio. Automobile loans originated by its dealer finance division total $104.3 million and 12.41% of the portfolio. Following is breakdown of the loan portfolio as of December 31, 2024 and 2023 (dollars in thousands).

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.54% at December 31, 2024, compared to 0.50% at December 31, 2023. Net charge-offs as a percentage of average loans were 0.31% for the year ended December 31, 2024, up from 0.19% in 2023.

The Allowance for Credit Losses on Loans (“ACLL”) was $8.1 million at December 31, 2024, a decrease of $192,000 from December 31, 2023. The ACLL as a percentage of total loans was 0.97% at December 31, 2024, compared to 1.01% at December 31, 2023. The decline in the ACLL percentage was the result of the release of $608,000 in reserves related to improvement in the collateral value of a $2.8 million individually analyzed loan relationship that no longer requires a reserve and the previously discussed adjustments to qualitative factors. The reserve for unfunded commitments was $648,000 at December 31, 2024 compared to $690,000 at December 31, 2023.

DIVIDEND DECLARATION

On January 23, 2025, our Board of Directors declared a fourth quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $19.95 per share, this constitutes a 5.21% yield on an annualized basis. The dividend will be paid on February 28, 2025, to shareholders of record as of February 14, 2025.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns F&M Mortgage, a mortgage lending subsidiary, and VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M Bank Corp.

Summary Consolidated Financial Data (unaudited)

Dollars in Thousands, except for per share data

	Quarter to Date					Year-to-Date
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023 (3)	12/31/2024	12/31/2023 (3)
Condensed Balance Sheet
Cash and cash equivalents	$56,961	$60,320	$50,459	$52,486	$23,717	$56,961	$23,717
Investment securities	330,539	379,690	355,930	369,744	374,209	330,539	374,209
Loans held for sale	2,283	2,332	3,958	1,385	1,119	2,283	1,119
Gross loans	839,949	830,717	826,340	825,872	822,092	839,949	822,092
Allowance for credit losses	(8,129)	(8,028)	(7,815)	(8,408)	(8,321)	(8,129)	(8,321)
Goodwill	3,082	3,082	3,082	3,082	3,082	3,082	3,082
Other assets	77,326	76,482	77,691	72,053	78,698	77,326	78,698
Total Assets	$1,302,011	$1,344,595	$1,309,645	$1,316,214	$1,294,596	$1,302,011	$1,294,596

Noninterest bearing deposits	$260,301	$270,783	$270,246	$267,106	$264,254	$260,301	$264,254
Interest bearing deposits	934,804	947,505	915,011	889,237	868,982	934,804	868,982
Total Deposits	1,195,105	1,218,288	1,185,257	1,156,343	1,133,236	1,195,105	1,133,236

Short-term debt	-	15,000	20,000	60,000	60,000	-	60,000
Long-term debt	6,975	6,965	6,954	6,943	6,932	6,975	6,932
Other liabilities	13,793	14,348	15,818	15,194	16,105	13,793	16,105
Total Liabilities	1,215,873	1,254,601	1,228,029	1,238,480	1,216,273	1,215,873	1,216,273
Shareholders' equity	86,138	89,994	81,616	77,734	78,323	86,138	78,323
Total Liabilities and Shareholders' Equity	$1,302,011	$1,344,595	$1,309,645	$1,316,214	$1,294,596	$1,302,011	$1,294,596

Condensed Income Statement
Interest income and fees on loans	$14,036	$13,833	$13,494	$13,352	$13,088	$54,715	$47,957
Interest income and fees on loans held for sale	38	60	46	18	23	162	88
Income on cash and securities	2,822	2,397	2,180	2,207	2,085	9,606	8,366
Total Interest Income	16,896	16,290	15,720	15,577	15,196	64,483	56,411
Interest expense on deposits	7,497	7,440	6,951	6,337	6,161	28,225	21,218
Interest expense on short-term debt	172	241	454	996	812	1,863	3,029
Interest expense on long-term debt	116	116	116	115	116	463	459
Total Interest Expense	7,785	7,797	7,521	7,448	7,089	30,551	24,706
Net Interest Income	9,111	8,493	8,199	8,129	8,107	33,932	31,705
Provision for (recovery of) credit losses	1,075	902	(458)	824	(133)	2,343	1,025
Noninterest income	2,682	2,748	2,986	2,350	2,503	10,766	10,117
Noninterest expense	8,180	9,657	8,156	8,439	10,506	34,432	38,772
Income tax expense (benefit)	278	(110)	471	(1)	(220)	638	(746)
Net Income	$2,260	$792	$3,016	$1,217	$457	$7,285	$2,771

Per Share Data
Earnings per common share - basic	$0.64	$0.23	$0.86	$0.35	$0.13	$2.07	$0.80
Book Value per Share	24.43	25.93	23.54	22.11	22.47	24.43	22.47
Tangible Book Value per Share (1)	23.53	25.01	22.62	21.20	21.55	23.53	21.55

Key Performance Ratios
Return on Average Assets	0.67%	0.24%	0.93%	0.37%	0.14%	0.55%	0.22%
Return on Average Equity	10.17%	3.70%	15.59%	6.25%	2.65%	8.86%	3.87%
Noninterest Income / Average Assets	0.80%	0.83%	0.92%	0.71%	0.77%	0.82%	0.80%
Noninterest Expense / Average Assets	2.44%	2.91%	2.52%	2.55%	3.24%	2.62%	3.06%
Efficiency Ratio (2)	68.16%	84.37%	71.59%	79.16%	99.20%	75.68%	91.35%

Net Interest Margin	2.91%	2.77%	2.72%	2.64%	2.69%	2.77%	2.70%
Earning Asset Yield	5.41%	5.29%	5.19%	5.07%	5.05%	5.27%	4.81%
Cost of Interest Bearing Liabilities	3.21%	3.25%	3.21%	3.14%	3.02%	3.20%	2.73%
Cost of Funds	2.52%	2.54%	2.51%	2.45%	2.34%	2.51%	2.13%
Net Interest Spread	2.89%	2.75%	2.68%	2.62%	2.71%	2.76%	2.68%

Net Charge-offs	$934	$657	$179	$807	$771	$2,577	$1,473
Net Charge-offs as a % of Avg Loans	0.45%	0.32%	0.09%	0.39%	0.38%	0.31%	0.19%
Non-Performing Loans	$7,075	$6,578	$7,586	$6,246	$6,469	$7,075	$6,469
Non-Performing Loans to Total Assets	0.54%	0.49%	0.58%	0.47%	0.50%	0.54%	0.50%
Non-Performing Assets	$7,153	$6,578	$7,586	$6,246	$6,524	$7,153	$6,524
Non-Performing Assets to Total Assets	0.55%	0.49%	0.58%	0.47%	0.50%	0.55%	0.50%
ACLL as a % of Total Loans	0.97%	0.97%	0.95%	1.02%	1.01%	0.97%	1.01%

Loans to Deposits	70.28%	68.19%	69.72%	71.42%	72.54%	70.28%	72.54%

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity and dividing the result by the common shares outstanding. Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(2)

The Efficiency Ratio equals noninterest expenses divided by the sum of net interest income and noninterest income. Noninterest income excludes gains (losses) on securities transactions and low-income housing partnership losses. Noninterest expense excludes amortization of intangibles.

(3)

Certain reclassifications have been made in the 2023 financial information to conform to reporting for the 2024. These reclassifications are not considered material and had no impact on prior year's net income, balance sheet or shareholders' equity.

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